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                                                                     EXHIBIT 8.2


                                    , 1998


PMT Services, Inc.
3841 Green Hills Village Drive
Nashville, Tennessee 37215


       Re: Certain Federal Income Tax Consequences of Merger of Church Merger Corp., a Wholly Owned Subsidiary of NOVA Corporation, with and into PMT Services, Inc.
            ----------------------------------------------------

Ladies and Gentlemen:

      We have acted as tax counsel to PMT Services, Inc. a Tennessee corporation ("PMT"), in connection with the merger (the "Merger") of Church Merger Corp., a Tennessee corporation ("Sub") and a wholly owned subsidiary of NOVA Corporation, a Georgia corporation ("NOVA") with and into PMT, pursuant to the Merger Agreement dated as of June 17, 1998 (the "Merger Agreement"). We are hereby providing our opinion regarding certain of the federal income tax consequences of the Merger.

                            Information Relied Upon
                            -----------------------

      In rendering the opinion set forth herein, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Joint Proxy Statement/Prospectus included in the Form S-4 Registration Statement related to the Merger (the "Registration Statement") and the representations made to us by PMT and NOVA in certificates (the "Certificates"). In addition, we have examined such other documents, agreements, and certificates and made such investigations of law and fact as we have deemed necessary or appropriate as a basis for the opinion set forth below.

      In our examination, we have assumed, with your consent, the genuineness of all signatures, the legal capacity of natural persons, the authenticity


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             , 1998
Page 2


of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations made by PMT and NOVA and have assumed that such matters remain true and correct through the date hereof. In addition, we have assumed, with your consent, that the statements contained in the Certificates are true and correct on the date hereof, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or similar qualification) of any person or party is correct without such qualification.

      All references herein to the Code are to the Internal Revenue Code of 1986, as amended ("Code"). Unless specified, capitalized terms used herein shall have the meanings assigned to them in the Joint Proxy Statement/Prospectus.

                                    Opinion
                                    -------

      It is our opinion, subject to the facts, representation, and qualifications stated herein, that the following are the primary federal income tax consequences:

      (i) The merger will constitute a "reorganization" within the meaning of
Section 868(a) of the Code.

      (ii) No gain or loss will be recognized by PMT. NOVA or Sub as a result of the Merger.

      (iii) No gain or loss will be recognized by the shareholders of PMT upon the exchange in the Merger of their PMT Common Stock for Nova Common Stock, except with respect to cash received in lieu of fractional interests in NOVA Common Stock.

      The opinion expressed herein is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the facts set out in the Certificates that we have assumed, with your consent, to be true and correct. Our opinion cannot be relied upon if any of the facts contained in such



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documents or in any such additional information is, or later becomes, inaccurate, or if any of the facts set out in the Certificates is, or later becomes, inaccurate.

      Our opinion is limited to the United States federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding the tax consequences of the Merger to shareholders of PMT that are subject to special tax rules, and we express no opinion regarding the tax consequences of the Merger arising in connection with the ownership of options or warrants for PMT Common Stock.

      In rendering this opinion, we have assumed that Long Aldridge Norman LLP has delivered, and has not withdrawn, their opinion regarding certain of the federal income tax consequences of the Merger.

      We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the heading "Certain Federal Income Tax Consequences" in the Prospectus forming a part of the Registration Statement.


                              Very truly yours,



                              Waller Lansden Dortch & Davis
                              A Professional Limited Liability Company